Exhibit 8.1

February 16, 2016	[Opinion as to tax matters]

Atlas Growth Partners, L.P.

Park Place Corporate Growth Center One

1000 Commerce Drive, Suite 410

Pittsburgh, PA 15275

Ladies and Gentlemen:

We have acted as counsel to Atlas Growth Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the registration statement on Form S-1, initially filed with the Commission on October 21, 2015 (File No. 333-207537) (as amended, the “Registration Statement”), including the prospectus included as part of the Registration Statement (the “Prospectus”). The Registration Statement relates to the continuous offering from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of:

(i)	up to a maximum aggregate amount of 100,000,000 Class A Common Units representing limited partner interests in the Partnership (“Class A Common Units”) and Class T Common Units representing limited partner interests in the Partnership (“Class T Common Units”);

(ii)	warrants (the “Warrants”) to purchase up to a maximum of 12,330,041 additional common units representing limited partner interests in the Partnership;

(iii)	up to a maximum aggregate amount of 21,505,376 Class A Common Units (the “DRIP Common Units”), issuable pursuant to the Partnership’s distribution reinvestment plan; and

(iv)	up to a maximum aggregate amount of common units representing limited partner interests in the Partnership equal to the sum of the aggregate number of (a) Class A Common Units, Class T Common Units and DRIP Common Units outstanding on the date on which the consummation of the listing of such common units on a national securities exchange occurs and the Second Amended and Restated Agreement of Limited Partnership of the Partnership has become effective, and (b) common units issuable upon exercise of the Warrants (the common units identified in the foregoing clauses (a) and (b), the “Post-Listing Common Units”).

In connection with this opinion, we prepared the discussion (the “Discussion”) set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Partnership’s statements, covenants, and representations contained in the Prospectus, (ii) certain other filings made by the Partnership with the Commission; (iii) a representation letter provided to us by the Partnership in support of this opinion, and (iv) other information provided to us by the representatives of the Partnership.

Atlas Growth Partners, L.P.

February 16, 2016

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Paul Hastings LLP with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Prospectus, and the representation letter, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the registration of Class A Common Units, Class T Common Units, DRIP Common Units, Warrants and Post-Listing Common Units, as described in the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be referenced in the Prospectus and may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including purchasers of Class A Common Units, Class T Common Units, DRIP Common Units, Warrants and Post-Listing Common Units pursuant to the Prospectus.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm and this opinion in the Discussion and under the caption “Legal Opinions” and “Material Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Paul Hastings LLP